EXHIBIT 99

January 17, 2008	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly and Annual Earnings
of $.48 and $2.15 Per Share, Respectively
Earnings negatively impacted $.05 per share due to valuation write-down of impaired Freddie Mac perpetual preferred stock

Financial Highlights for the Fourth Quarter and Twelve Months of 2007:

  Loans increased $141 million, or 8%, from December 31, 2006.
  Total deposits (excluding brokered and national certificates of deposit) increased $110 million, or 12%, from December 31, 2006.
  Net interest income increased 1% in the fourth quarter, and increased 3% for the twelve months of 2007 over the comparable periods in 2006. Fourth quarter 2007 net interest income was adversely impacted primarily due to three factors: the reversal of $307,000 of interest income on non-performing assets, the increase in LIBOR interest rates, and the effects of immediate decreases in the Company's prime rate and the lagging effect of reduced funding costs.
  Non-interest expense increased 8% ($1.1 million) in the fourth quarter 2007, compared to the fourth quarter 2006, and increased 6% ($2.8 million) in the twelve months ended December 31, 2007, compared to the same period in 2006. FDIC insurance premiums ($324,000) and expenses related to a travel company acquisition and a new banking center ($331,000) contributed to fourth quarter expense growth. Expenses for the full year increased $2.5 million as a result of FDIC insurance premiums, two travel company acquisitions, and additional banking centers. The 2006 fourth quarter and full year results included a non-cash write-off of unamortized issuance costs of $783,000 related to the redemption of the Company's trust preferred securities.
  Non-interest income decreased 13% ($1.1 million) in the fourth quarter, and declined 0.9% ($261,000) for the twelve months of 2007 over the comparable periods in 2006. The decrease in non-interest income was due mainly to the valuation write-down of $1.1 million of impaired Freddie Mac perpetual preferred stock in the fourth quarter of 2007. Excluding the securities loss, non-interest income for the fourth quarter was flat compared to the fourth quarter 2006. Revenue from commissions, deposit service charges and ATM fees increased 6% ($1.3 million) for the twelve months ended December 31, 2007 compared to 2006.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2007, were $.48 per diluted share ($6.4 million) compared to the $.58 per diluted share ($8.0 million) the Company earned during the same quarter in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the quarter ended December 31, 2007, by $107,000 and increased earnings for the quarter ended December 31, 2006, by $340,000. Earnings for the fourth quarter 2007 were impacted by the items noted above in the "Financial Highlights" section.

Preliminary earnings for the twelve months ended December 31, 2007, were $2.15 per diluted share ($29.3 million) compared to the $2.22 per diluted share ($30.7 million) the Company earned during the same period in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the twelve months ended December 31, 2007, by $299,000 and increased earnings for the twelve months ended December 31, 2006, by $49,000.

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"The current operating environment continues to be challenging for our Company and the entire industry," said Great Southern President and CEO Joseph W. Turner. "Over the last year, our loan portfolio grew at a relatively steady pace from linked quarter to quarter, but our growth in 2007 was below our five-year average loan growth of 11%. Non-performing assets have increased from a year ago. At December 31, 2007, several of the non-performing and potential problem credits are in residential construction and development loans. We continue to be diligent in resolving these problem credits. Due to their nature, it can sometimes take a number of months to resolve these credits, but we believe that in most cases, it is in the Company's best interest to work through these issues with the borrower or other parties. In addition, during the year we transferred several non-performing assets to foreclosed assets giving the Company the ability to judiciously manage their liquidation.

"Net interest income for the fourth quarter was relatively flat compared to the year ago quarter. The net interest margin decreased in the fourth quarter due to several factors including the reversal of interest income related to non-performing assets, the effects of immediate decreases in the Company's prime rate and the lagging reduction of funding costs, and, as discussed below, the increase in LIBOR interest rates compared to the Federal Funds rates as a result of credit and liquidity concerns in financial markets. Non-interest income declined primarily due to the valuation write-down of impaired Freddie Mac preferred stock in our securities portfolio. Non-interest expenses were up largely because of new FDIC insurance premiums, and the continued growth of our Company."

For the three months ended December 31, 2007, return on average equity (ROAE) was 13.47%; return on average assets (ROAA) was 1.08%; and net interest margin (NIM) was 3.13%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by nine basis points (from 3.22%).

For the twelve months ended December 31, 2007, return on average equity (ROAE) was 15.78%; return on average assets (ROAA) was 1.25%; and net interest margin (NIM) was 3.24%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit reduced net interest margin by five basis points (from 3.29%).

Stockholders' equity at December 31, 2007, was $189.9 million (7.8% of total assets), equivalent to a book value of $14.17 per share.

Selected Financial Data and Non-GAAP Reconciliation:
      (Dollars in thousands)

	Three Months Ended December 31, 2007			Twelve Months Ended December 31, 2007
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,799	$ (523)	$18,322	$71,405	$(1,172)	$72,577
Provision for loan losses	1,350	--	1,350	5,475	--	5,475
Non-interest income	6,902	687	6,215	29,371	1,695	27,676
Non-interest expense	13,713	--	13,713	51,659	--	51,659
Provision for income taxes	3,199	(57)	3,142	14,343	(183)	14,160
Net income	$ 6,439	$ 107	$ 6,332	$29,299	$ 340	$28,959

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	Three Months Ended December 31, 2006			Twelve Months Ended December 31, 2006
	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps	As Reported	Effect of Accounting Change for Int. Rate Swaps	Excluding Accounting Change for Int. Rate Swaps

Net interest income	$17,607	$ (376)	$17,983	$69,227	$(1,777)	$71,004
Provision for loan losses	1,350	--	1,350	5,450	--	5,450
Non-interest income	7,977	836	7,141	29,632	1,853	27,779
Non-interest expense	12,653	--	12,653	48,807	--	48,807
Provision for income taxes	3,588	(161)	3,427	13,859	(27)	13,832
Net income	$ 7,993	$ 299	$ 7,694	$30,743	$ 49	$30,694

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007		2006		2007		2006
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$6,439	$.48	$7,993	$.58	$29,299	$2.15	$30,743	$2.22
Amortization of deposit broker origination fees (net of taxes)	340.02		244.02		762.05		1,155.08
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(447)	(.03)	(543)	(.04)	(1,102)	(.08)	(1,204)	(.08)
Earnings excluding impact of hedge accounting entries	$6,332	$.47	$7,694	$.56	$28,959	$2.12	$30,694	$2.22

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the fourth quarter of 2007 was $17.8 million compared to $17.6 million for the fourth quarter of 2006. Net interest margin was 3.13% in the quarter ended December 31, 2007, compared to 3.41% in the same period in 2006, a decrease of 28 basis points. This decrease was partially caused by the reversal of interest income totaling $307,000 related to non-performing loans in the quarter ended December 31, 2007. This reduced net interest margin by 5 basis points. Another factor that negatively impacted net interest income in the three months ended December 31, 2007, was the increase in LIBOR interest rates compared to Federal Funds rates in the last half of 2007 as a result of credit and liquidity concerns in financial markets. These LIBOR interest rates have been elevated approximately 30-70 basis points compared to historical averages versus the stated Federal Funds rate. The Company has interest rate swaps and other borrowings that are indexed to LIBOR, thereby causing increased funding costs. These higher LIBOR interest rates have begun to decline during the first two weeks of January 2008. Additionally, recent Federal Reserve interest rate cuts have impacted net interest income. Generally, a rate cut by the Federal Reserve would have an anticipated immediate negative impact on net interest income due to the large total balance of loans which generally adjust immediately as Fed Funds adjust. This negative impact is expected to be offset over the following 60 to 120-day period, and subsequently is expected to have a positive impact, as the Company's interest rates on deposits, borrowings and interest rate swaps should also reduce as a result of changes in interest rates by the Federal Reserve, assuming normal credit, liquidity and competitive loan and deposit pricing pressures.

For the three months ended December 31, 2007, and 2006, interest income was reduced $307,000 and $188,000, respectively, due to the reversal of accrued interest on loans that were added to non-performing status during the quarter. For the twelve months ended December 31, 2007, and 2006, interest income was reduced $1.6 million and $695,000, respectively, due to the reversal of accrued interest on loans that were added to non-performing status during the period. Partially offsetting this, the Company collected interest that

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was previously charged off in the amount of $44,000 and $40,000 in the three months ended December 31, 2007 and 2006, respectively, and $227,000 and $189,000 in the twelve months ended December 31, 2007 and 2006, respectively. For the three months ended December 31, 2007, compared to the same period in 2006, the average balance of investment securities increased by approximately $45 million due to the purchase of securities in early 2007 to pledge against increased public fund deposits and customer repurchase agreements. While the Company earned a positive spread on these securities, it was much smaller than the Company's overall net interest spread, having the effect of increasing net interest income but decreasing net interest margin.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the fourth quarter of 2007 increased $339,000 to $18.3 million compared to $18.0 million for the fourth quarter of 2006. Net interest margin excluding the effects of the accounting change was 3.22% in the quarter ended December 31, 2007, compared to 3.49% in the quarter ended December 31, 2006.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the twelve months ended December 31, 2007 increased $2.2 million to $71.4 million compared to $69.2 million for the twelve months ended December 31, 2006. Net interest margin was 3.24% in the twelve months ended December 31, 2007, compared to 3.39% in the same period in 2006, a decrease of 15 basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the twelve months ended December 31, 2007 increased $1.6 million to $72.6 million compared to $71.0 million for the twelve months ended December 31, 2006. Net interest margin excluding the effects of the accounting change was 3.29% in the twelve months ended December 31, 2007, compared to 3.48% in the twelve months ended December 31, 2006.

Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007		2006		2007		2006
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%
Net Interest Income/ Margin	$17,799	3.13%	$17,607	3.41%	$71,405	3.24%	$69,227	3.39%
Amortization of deposit broker origination fees	523.09		376.08		1,172.05		1,777.09
Net interest income/margin excluding impact of hedge accounting entries	$18,322	3.22%	$17,983	3.49%	$72,577	3.29%	$71,004	3.48%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the fourth quarter of 2007 was $6.9 million compared with $8.0 million for the fourth quarter of 2006. The $1.1 million decrease in non-interest income was primarily the result of the impairment write-down in value of one available-for-sale Freddie Mac preferred stock security. This write-down totaled $1.1 million. This security has an interest rate that resets to a market index every 24 months and currently yields a tax-equivalent interest rate of about 8.5-9.0%. The security has had unrealized gains and losses from time to time. These unrealized gains and losses were recorded directly to equity in prior periods, so this other-than-

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temporary write-down did not affect total equity. Throughout the first ten months of 2007, as expected, the fair value of the security increased as market interest rates fell. However, in November and December 2007 the value of this security declined sharply due to the credit and capital concerns faced by many financial services companies, including government-sponsored enterprises Freddie Mac and Fannie Mae. Freddie Mac and Fannie Mae have recently issued new perpetual preferred stock at higher yields than this security and that has driven the value down for many of the previously issued preferred stocks. The Company has the ability to continue to hold this security in its portfolio for the foreseeable future and believes that the fair value of this security may recover from the current level in future periods, particularly as credit and capital concerns subside for these government-sponsored agencies.

Excluding the securities loss discussed above, non-interest income for the fourth quarter of 2007 was $8.0 million compared with $8.0 million for the fourth quarter of 2006. Service charges on deposit accounts and ATM fees increased slightly ($131,000) compared to the same period in 2006. Fourth quarter 2007 commission income from the Company's travel, insurance and investment divisions increased $115,000, or 5%, compared to the same period in 2006. This increase was primarily in the travel division as a result of the acquisition of a St. Louis travel agency in the first quarter of 2007. Other income decreased $250,000 in the fourth quarter 2007 compared to the same period in 2006 due to the net benefit realized on federal historic tax credits utilized by the Company being higher in the fourth quarter of 2006 compared to 2007. The Company expects to utilize federal historic tax credits in the future; however, the timing and amount of these credits will vary depending upon availability of the credits and ability of the Company to utilize the credits. Non-interest income increased $789,000 in the three months ended December 31, 2007, and increased $777,000 in the three months ended December 31, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

Including the securities loss discussed above, non-interest income for the twelve months ended December 31, 2007, was $29.4 million compared with $29.6 million for the twelve months ended December 31, 2006. Excluding the securities loss, non-interest income for the twelve months ended December 31, 2007, was $30.5 million compared with $29.6 million for the twelve months ended December 31, 2006, or an increase of $879,000. The $879,000 increase in non-interest income was primarily the result of higher revenue from commissions and deposit account charges, partially offset by lower fees on loans. For the twelve months ended December 31, 2007, service charges on deposit accounts and ATM fees increased $542,000, or 4%, compared to the same period in 2006. During 2007, commission income from the Company's travel, insurance and investment divisions increased $767,000, or 8%, compared to the same period in 2006. This increase was primarily in the travel division as a result of the acquisition of a St. Louis travel agency in the first quarter of 2007 and internal growth. Increasing non-interest income in the 2006 period was the early repayment of five unrelated loans that triggered total prepayment fees of $532,000 in the twelve months ended December 31, 2006. Total late charges and fees on loans decreased $605,000 in the twelve months ended December 31, 2007, compared to the same period in 2006. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts these fees will be collected. Non-interest income increased $1.6 million in the twelve months ended December 31, 2007, and increased $1.5 million in the twelve months ended December 31, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2007 was $13.7 million compared with $12.7 million for the fourth quarter of 2006. The Company's efficiency ratio for the quarter ended December 31, 2007, was 55.52% compared to 49.46% in the same quarter in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the fourth quarter of 2007 was 55.89% compared to 50.36% in the same period in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.31% for the three months ended December 31,

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2006, to 2.24% for the three months ended December 31, 2007. In addition, excluding the securities write-down previously discussed, the Company's efficiency ratio for the quarter ended December 31, 2007, was 53.07%.

In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company's credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007. The Company incurred additional insurance expense of  $324,000 related to this in the fourth quarter of 2007, and the Company expects a similar expense in subsequent quarters. For the twelve months ended December 31, 2007, the Company incurred additional insurance expense of $568,000.

Non-interest expense for the twelve months ended December 31, 2007, was $51.7 million compared with $48.8 million for the twelve months ended December 31, 2006, or an increase of 5.8%. The Company's efficiency ratio for the twelve months ended December 31, 2007, was 51.26% compared to 49.37% in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the twelve months of 2007 was 51.53% compared to 49.41% in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.23% for the twelve months ended December 31, 2006, to 2.18% for the twelve months ended December 31, 2007. As discussed in previous communications from the Company, changes were made to the Company's retirement plans in 2006. These changes resulted in a decrease of $315,000 in expenses in the twelve months ended December 31, 2007, compared to 2006.

Non-GAAP Reconciliation
(Dollars in Thousands)

	Three Months Ended December 31,
	2007			2006
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$13,713	$24,701	55.52%	$12,653	$25,584	49.46%
Amortization of deposit broker origination fees	--	523	(1.18)	--	376	(.70)
Net change in fair value of interest rate swaps and related deposits	--	(687)	1.55	--	(836)	1.60
Efficiency ratio excluding impact of hedge accounting entries	$13,713	$24,537	55.89%	$12,653	$25,124	50.36%

* Net interest income plus non-interest income.

	Twelve Months Ended December 31,
	2007			2006
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$51,659	$100,776	51.26%	$48,807	$98,859	49.37%
Amortization of deposit broker origination fees	--	1,172	(.61)	--	1,777	(.88)
Net change in fair value of interest rate swaps and related deposits	--	(1,695)	.88	--	(1,853)	.92
Efficiency ratio excluding impact of hedge accounting entries	$51,659	$100,253	51.53%	$48,807	$98,783	49.41%

* Net interest income plus non-interest income.

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In addition to the deposit insurance expense noted previously, the Company's increase in non-interest expense in the fourth quarter of 2007 compared to the same period in 2006 related to the continued growth of the Company. During the fourth quarter of 2006, Great Southern completed its acquisition of a travel agency in Columbia, Mo., and opened banking centers in Lee's Summit, Mo. and Ozark, Mo. In March 2007, Great Southern acquired a travel agency in St. Louis, Mo., and in June 2007, opened a banking center in Springfield, Mo. As a result, in the three months ended December 31, 2007, compared to the three months ended December 31, 2006, non-interest expenses increased $331,000 related to the ongoing operations of these entities. For the twelve months ended December 31, 2007, compared to the twelve months ended December 31, 2006, expenses for these offices increased $1.9 million.

Due to the increases in levels of foreclosed assets, foreclosure-related expenses in 2007 were higher than comparable 2006 periods by approximately $400,000 and $600,000 for the fourth quarter and full year, respectively. As previously disclosed in the Company's filings for the fourth quarter and full year 2006, these periods included an expense item of $783,000 ($501,000 after tax), which was a non-cash write-off of unamortized issuance costs related to the redemption of the 9.0% Cumulative Trust Preferred Securities of Great Southern Capital Trust I.

INCOME TAXES

For the three months ended December 31, 2007, the Company's effective tax rate was 33.2%. For the twelve months ended December 31, 2007, the Company's effective tax rate was 32.9%.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at December 31, 2007, were $55.9 million, up $30.9 million from December 31, 2006, and up $5.7 million from September 30, 2007. Non-performing assets as a percentage of total assets were 2.30% at December 31, 2007. Compared to December 31, 2006, non-performing loans increased $15.3 million to $35.5 million while foreclosed assets increased $15.6 million to $20.4 million. Compared to September 30, 2007, non-performing loans increased $1.1 million while foreclosed assets increased $4.6 million. Commercial real estate, construction and business loans comprised $33.2 million, or 94%, of the total $35.5 million of non-performing loans at December 31, 2007. The increase in non-performing loans during the quarter ended December 31, 2007, was primarily due to the addition of two loan relationships to the Non-performing Loans category:

  A $5.7 million loan relationship, which is primarily secured by two office and retail historic rehabilitation developments. At the time this relationship was transferred the Potential Problem Loans category the company recorded a write-down of $240,000. Both of the projects are completed and the space in both cases is partially leased. The projects are located in southeast Missouri and southwest Missouri, respectively.
  A $1.9 million loan relationship, which is secured by developed subdivision lots in northwest Arkansas.

Other increases in non-performing loans during the twelve months ended December 31, 2007, were primarily due to the addition of three loan relationships listed below:

  A $10.3 million loan relationship, which is primarily secured by a condominium and retail historic rehabilitation development in St. Louis, Mo. This was originally included as a $9.4 million relationship and has increased due to costs to complete construction. Upon completion of the project (expected in the first quarter of 2008), the Company expects to reduce the balance of this relationship by approximately $4.6 million through the use of tax credits available on the project.

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  A $1.3 million loan relationship, which is secured by a restaurant building in northwest Arkansas.
  A $2.4 million loan relationship, which was described in the March 31, 2007, Quarterly Report on Form 10-Q. During the six months ended December 31, 2007, the original $5.4 million relationship was reduced to $2.4 million through the foreclosure and subsequent sale of the collateral. At the time of the foreclosure, there was no charge-off against the allowance for loan losses.

At December 31, 2007, eight significant loan relationships accounted for $27.7 million of the total non-performing loan balance of $35.5 million. In addition to the five relationships noted above, three other loan relationships were previously included in Non-performing Loans and remained there at December 31, 2007. These relationships are described more fully in the December 31, 2006, Annual Report on Form 10-K, and in previous Quarterly Reports on Form 10-Q. One of these relationships, a $3.3 million loan on a nursing home in the State of Missouri, is currently under contract to sell with an expected closing by the end of first quarter 2008. If the closing occurs as specified, the Company will not incur any additional significant losses.

Two other relationships were both added to the Non-performing Loans category and subsequently transferred to foreclosed assets during the twelve months ended December 31, 2007:

  A $4.6 million loan relationship, described in the June 30, 2007, Quarterly Report on Form 10-Q, which is secured by two residential developments in the Kansas City, Mo., metropolitan area. At the time of the transfer to foreclosed assets, the asset was reduced to $4.3 million through a charge-off to the allowance for loan losses.
  A $1.5 million loan relationship, which was described in the June 30, 2007, Quarterly Report on Form 10-Q. During the quarter ended September 30, 2007, the loans in this relationship were transferred to foreclosed assets. At the time of the transfer, this relationship was reduced by $538,000 through a charge-off against the allowance for loan losses.

Potential problem loans increased $16.7 million during the twelve months ended December 31, 2007, from $13.6 million at December 31, 2006, to $30.3 million at December 31, 2007. Potential problem loans increased $7.7 million during the three months ended December 31, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended December 31, 2007, Potential Problem Loans increased primarily due to the addition of four unrelated relationships totaling $13.9 million to the Potential Problem Loans category. Each of these four relationships involves residential construction and development loans; two relationships are in Springfield, Mo, one in the St. Louis area, and one near Little Rock, Ark. These increases in Potential Problem Loans were partially offset by the transfer of one relationship totaling $5.9 million to the Non-performing Loans category in the fourth quarter of 2007.

Net charge-offs for the three and twelve months ended December 31, 2007, were $2.0 million and $6.3 million, respectively, as compared to $1.2 million and $3.7 million for the three and twelve months ended December 31, 2006, respectively. The increases in charge-offs and foreclosed assets were due to general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate. The Company's allowance for loan losses was $25.5 million and $26.3 million at December 31, 2007 and 2006, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions. Potential problem loans are included in management's consideration when determining the adequacy of the provision and allowance for loan losses.

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Foreclosed assets increased $15.6 million during the twelve months ended December 31, 2007, from $4.8 million at December 31, 2006, to $20.4 million at December 31, 2007, and increased $4.5 million during the three months ended December 31, 2007. During the three months ended December 31, 2007, foreclosed assets increased primarily due to the addition of one relationship to the foreclosed assets category and the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots, partially offset by the sale of similar houses and subdivision lots. The one large relationship noted here ($4.3 million) involves two residential developments in the Kansas City, Mo., metropolitan area.

At December 31, 2007, five separate relationships total $13.1 million, or 65%, of the total foreclosed assets balance. In addition to the relationship discussed above, one relationship involves residential and commercial developments in the Branson, Mo., area; one relationship involves residential developments in Northwest Arkansas; one relationship involves a residence and commercial building in the Lake of the Ozarks, Mo., area; and one relationship is a motel located in the State of Illinois. This motel property is currently under contract to sell, and is expected to close by the end of first quarter 2008. If the closing occurs as specified, no additional significant losses will be incurred by the Company.

BUSINESS INITIATIVES

In 2007, the Company expanded its ability to reach and serve more customers. In the first quarter of 2007, Great Southern Travel, a subsidiary of Great Southern Bank, acquired a St. Louis-based travel agency, The Travel Company, marking Travel's first physical presence in St. Louis. In the second quarter of 2007, the Company opened its 38th banking center located on West Republic Road in Springfield, Mo. Also, a new Corporate Services representative was hired in the St. Louis metropolitan market and has been successful in acquiring corporate deposits. A new and improved Web site was launched in the third quarter providing retail customers the ability to open certain depository accounts online.

Construction of the Company's 39th banking center began in the third quarter. Located in Branson, Mo., the new retail banking center is expected to open at the end of the first quarter 2008. In addition, the Company continues to actively look for potential retail sites in the Kansas City and St. Louis area markets.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended December 31, 2007, was $21.96.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 38 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

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Forward-Looking Statements

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and twelve months ended December 31, 2007, and 2006 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2007	December 31, 2006
	(Dollars in thousands)

Total assets	$2,431,732	$2,240,308
Loans receivable, gross	1,838,853	1,698,302
Allowance for loan losses	25,459	26,258
Foreclosed assets, net	20,399	4,768
Available-for-sale securities, at fair value	425,028	344,192
Held-to-maturity securities, at amortized cost	1,420	1,470
Deposits	1,763,146	1,703,804
Total borrowings	461,517	325,900
Stockholders' equity	189,871	175,578
Non-performing assets	55,874	25,011

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2007	2006	2007	2006	2007
Selected Operating Data:	(Dollars in thousands)

Interest income	$40,733	$39,452	$163,871	$150,081	$41,976
Interest expense	22,934	21,845	92,466	80,854	24,044
Net interest income	17,799	17,607	71,405	69,227	17,932
Provision for loan losses	1,350	1,350	5,475	5,450	1,350
Non-interest income	6,902	7,977	29,371	29,632	7,610
Non-interest expense	13,713	12,653	51,659	48,807	13,320
Provision for income taxes	3,199	3,588	14,343	13,859	3,555
Net income	$6,439	$7,993	$29,299	$30,743	$7,317

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2007	2006	2007	2006	2007
Per Common Share:
Net income (fully diluted)	$.48	$.58	$2.15	$2.22	$.54
Book value	$14.17	$12.84	$14.17	$12.84	$13.79
Earnings Performance Ratios:
Annualized return on average assets	1.08%	1.46%	1.25%	1.41%	1.24%
Annualized return on average stockholders' equity	13.47%	18.37%	15.78%	18.54%	15.75%
Net interest margin	3.13%	3.41%	3.24%	3.39%	3.20%
Average interest rate spread	2.62%	2.81%	2.71%	2.83%	2.66%
Efficiency ratio	55.52%	49.46%	51.26%	49.37%	52.15%
Non-interest expense to average total assets	2.24%	2.31%	2.18%	2.23%	2.24%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.38%	1.54%	1.38%	1.54%	1.45%
Non-performing assets to period-end assets	2.30%	1.12%	2.30%	1.12%	2.10%
Non-performing loans to period-end loans	1.92%	1.19%	1.92%	1.19%	1.92%
Annualized net charge-offs to average loans	.44%	.29%	.35%	.23%	.43%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31, 2007	December 31, 2006	September 30, 2007
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 79,552	$ 132,100	$ 96,433
Interest-bearing deposits in other financial institutions	973	1,050	24,503
Cash and cash equivalents	80,525	133,150	120,936
Available-for-sale securities	425,028	344,192	398,951
Held-to-maturity securities (fair value $1,508 - December 2007; $1,569 - December 2006)	1,420	1,470	1,420
Mortgage loans held for sale	6,717	2,574	7,267
Loans receivable, net of allowance for loan losses of $25,459 - December 2007; $26,258 - December 2006	1,813,394	1,672,044	1,764,935
Interest receivable	15,441	13,587	15,874
Prepaid expenses and other assets	14,904	15,554	13,860
Foreclosed assets held for sale, net	20,399	4,768	15,851
Premises and equipment, net	28,033	26,417	27,330
Goodwill and other intangible assets	1,909	1,395	1,968
Investment in Federal Home Loan Bank stock	13,557	10,479	11,541
Refundable income taxes	1,701	2,306	2,855
Deferred income taxes	8,704	12,372	10,721
Total Assets	$ 2,431,732	$ 2,240,308	$ 2,393,509
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,763,146	$ 1,703,804	$ 1,782,395
Federal Home Loan Bank advances	213,867	179,170	194,073
Short-term borrowings	216,721	120,956	176,688
Subordinated debentures issued to capital trust	30,929	25,774	30,929
Accrued interest payable	6,149	5,810	6,201
Advances from borrowers for taxes and insurance	378	388	1,252
Accounts payable and accrued expenses	10,671	28,828	15,731
Total Liabilities	2,241,861	2,064,730	2,207,269
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2007 - 13,400,197 shares; December 2006 -
13,676,965 shares	134	137	135
Additional paid-in capital	19,342	18,481	19,202
Retained earnings	170,933	158,780	169,445
Accumulated other comprehensive income (loss)	(538)	(1,820)	(2,542)
Total Stockholders' Equity	189,871	175,578	186,240
Total Liabilities and Stockholders' Equity	$ 2,431,732	$ 2,240,308	$ 2,393,509

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2007	2006	2007	2006	2007
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 35,242	$ 35,474	$142,719	$133,094	$ 36,636
Investment securities and other	5,491	3,978	21,152	16,987	5,340
TOTAL INTEREST INCOME	40,733	39,452	163,871	150,081	41,976
INTEREST EXPENSE
Deposits	18,744	18,140	76,232	65,733	19,867
Federal Home Loan Bank advances	1,899	1,900	6,964	8,138	1,738
Short-term borrowings	1,780	1,423	7,356	5,648	1,917
Subordinated debentures issued to capital trust	511	382	1,914	1,335	522
TOTAL INTEREST EXPENSE	22,934	21,845	92,466	80,854	24,044
NET INTEREST INCOME	17,799	17,607	71,405	69,227	17,932
PROVISION FOR LOAN LOSSES	1,350	1,350	5,475	5,450	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,449	16,257	65,930	63,777	16,582
NONINTEREST INCOME
Commissions	2,268	2,153	9,933	9,166	2,435
Service charges and ATM fees	3,883	3,752	15,153	14,611	3,817
Net realized gains on sales of loans	354	237	1,037	944	247
Net realized gains (losses) on sales of
available-for-sale securities	9	1	13	(1)	4
Realized impairment of available-for-sale securities	(1,140)	--	(1,140)	--	11
Late charges and fees on loans	210	276	962	1,567	370
Change in interest rate swap fair value net of change
in hedged deposit fair value	789	777	1,632	1,498	157
Other income	529	781	1,781	1,847	569
TOTAL NONINTEREST INCOME	6,902	7,977	29,371	29,632	7,610
NONINTEREST EXPENSE
Salaries and employee benefits	7,788	6,838	30,161	28,285	7,744
Net occupancy and equipment expense	2,083	1,962	7,927	7,645	1,971
Postage	561	544	2,230	2,178	552
Insurance	488	219	1,473	876	537
Advertising	382	425	1,446	1,201	355
Office supplies and printing	220	238	879	931	187
Telephone	356	350	1,363	1,387	339
Legal, audit and other professional fees	380	261	1,247	1,127	285
Expense (income) on foreclosed assets	333	9	608	119	125
Write-off of trust preferred securities issuance costs	--	783	--	783	--
Other operating expenses	1,122	1,024	4,325	4,275	1,225
TOTAL NONINTEREST EXPENSE	13,713	12,653	51,659	48,807	13,320
INCOME BEFORE INCOME TAXES	9,638	11,581	43,642	44,602	10,872
PROVISION FOR INCOME TAXES	3,199	3,588	14,343	13,859	3,555
NET INCOME	$ 6,439	$ 7,993	$ 29,299	$ 30,743	$ 7,317
BASIC EARNINGS PER COMMON SHARE	$.48	$.58	$2.16	$2.24	$.54
DILUTED EARNINGS PER COMMON SHARE	$.48	$.58	$2.15	$2.22	$.54
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.16	$.68	$.60	$.17

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Average Balances, Interest Rates and Yields

          The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $777,000 and $732,000 for the three months ended December 31, 2007 and 2006, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$190,785	$3,358	6.98%	$177,808	$3,118	6.96%
Other residential	83,627	1,718	8.15	75,489	1,585	8.33
Commercial real estate	467,845	9,165	7.77	464,602	9,887	8.44
Construction	674,386	13,431	7.90	605,985	13,388	8.77
Commercial business	183,778	3,572	7.71	119,070	2,669	8.89
Other loans	167,335	3,035	7.19	144,090	2,761	7.60
Industrial revenue bonds	56,938	963	6.71	108,966	2,066	7.52

Total loans receivable	1,824,694	35,242	7.66	1,696,010	35,474	8.30

Investment securities and other interest-earning assets	432,346	5,491	5.04	351,188	3,978	4.49

Total interest-earning assets	2,257,040	40,733	7.16	2,047,198	39,452	7.65
Non-interest-earning assets:
Cash and cash equivalents	73,980			95,896
Other non-earning assets	58,581			42,787
Total assets	$2,389,601			$2,185,881

Interest-bearing liabilities:
Interest-bearing demand and savings	$511,448	3,967	3.08	$403,253	3,210	3.16
Time deposits	1,113,609	14,777	5.26	1,099,333	14,930	5.39
Total deposits	1,625,057	18,744	4.58	1,502,586	18,140	4.79
Short-term borrowings	180,786	1,780	3.91	123,752	1,423	4.56
Subordinated debentures issued to capital trust	30,929	511	6.55	21,385	382	7.09
FHLB advances	167,024	1,899	4.51	144,780	1,900	5.21

Total interest-bearing liabilities	2,003,796	22,934	4.54	1,792,503	21,845	4.84
Non-interest-bearing liabilities:
Demand deposits	172,219			184,770
Other liabilities	22,441			34,557
Total liabilities	2,198,456			2,011,830
Stockholders' equity	191,145			174,051
Total liabilities and stockholders' equity	$2,389,601			$2,185,881

Net interest income:
Interest rate spread		$17,799	2.62%		$17,607	2.81%
Net interest margin*			3.13%			3.41%
Average interest-earning assets to average interest-bearing liabilities	112.6%			114.2%

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*Defined as the Company's net interest income divided by total interest-earning assets.

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Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $3.2 million and $2.8 million for the twelve months ended December 31, 2007 and 2006, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)

Interest-earning assets:
Loans receivable:
One- to four-family residential	$180,797	$12,714	7.03%	$177,040	$12,031	6.80%
Other residential	81,568	6,914	8.48	86,251	7,078	8.21
Commercial real estate	456,377	37,614	8.24	464,710	37,958	8.17
Construction	673,576	55,993	8.31	586,343	49,792	8.49
Commercial business	171,902	14,160	8.24	111,742	9,587	8.58
Other loans	153,421	11,480	7.48	142,877	10,560	7.39
Industrial revenue bonds	56,612	3,844	6.79	84,199	6,088	7.23

Total loans receivable	1,774,253	142,719	8.04	1,653,162	133,094	8.05

Investment securities and other interest-earning assets	430,874	21,152	4.91	387,110	16,987	4.39

Total interest-earning assets	2,205,127	163,871	7.43	2,040,272	150,081	7.36
Non-interest-earning assets:
Cash and cash equivalents	84,668			98,210
Other non-earning assets	50,648			40,710
Total assets	$2,340,443			$2,179,192

Interest-bearing liabilities:
Interest-bearing demand and savings	$480,756	16,043	3.34	$421,201	12,678	3.01
Time deposits	1,131,825	60,189	5.32	1,035,685	53,055	5.12
Total deposits	1,612,581	76,232	4.73	1,456,886	65,733	4.51
Short-term borrowings	170,946	7,356	4.30	129,523	5,648	4.36
Subordinated debentures issued to capital trust	28,223	1,914	6.78	18,739	1,335	7.12
FHLB advances	144,773	6,964	4.81	180,414	8,138	4.51

Total interest-bearing liabilities	1,956,523	92,466	4.72	1,785,562	80,854	4.53
Non-interest-bearing liabilities:
Demand deposits	171,479			189,484
Other liabilities	26,716			38,352
Total liabilities	2,154,718			2,013,398
Stockholders' equity	185,725			165,794
Total liabilities and stockholders' equity	$2,340,443			$2,179,192

Net interest income:
Interest rate spread		$71,405	2.71%		$69,227	2.83%
Net interest margin*			3.24%			3.39%
Average interest-earning assets to average interest-bearing liabilities	112.7%			114.3%

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*Defined as the Company's net interest income divided by total interest-earning assets.